Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2022 SECOND QUARTER

OPERATING RESULTS

Milwaukee, Wisconsin – January 27, 2022 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended December 26, 2021.

Net sales for the second quarter ended December 26, 2021 were $112.9 million, compared to net sales of $127.4 million for the second quarter ended December 27, 2020. Net income was $3.4 million in the current year second quarter, compared to net income of $7.1 million in the prior year second quarter.  Diluted earnings per share for the current year second quarter were $0.87 compared to diluted earnings per share of $1.85 in the prior year second quarter.

Both the current year quarter and for the six month period ended December 26, 2021, net sales and profitability were significantly impacted by the global semiconductor chip shortage that temporarily closed several of our customer assembly plants in North America for extended periods of time resulting in significantly reduced sales of our products to our customers both in the current year second quarter and year to date period.

The prior year quarter included a customer reimbursement for engineering development costs previously incurred in prior periods that totaled $1,546,000. This reimbursement was recorded as a reduction of engineering expense in the prior year quarter and increased our diluted earnings per share by $0.26 in the prior year quarter in comparison to the current year quarter.

For the six months ended December 26, 2021, the Company’s net sales were $213.2 million compared to net sales of $253.6 million in the prior year six month period.  Net income during the current year six month period was $3.5 million compared to a net income of $15.1 million during the prior year six month period. Diluted earnings per share were $0.90 during the six month period ended December 26, 2021 compared to diluted earnings per share of $3.96 during the six month period ended December 27, 2020.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended
	December 26, 2021	December 27, 2020

Stellantis / Fiat Chrysler Automobiles	$23.1	$23.2
General Motors Company	31.1	39.0
Ford Motor Company	21.1	16.8
Tier 1 Customers	15.6	18.7
Commercial and Other OEM Customers	16.1	19.6
Hyundai / Kia	5.9	10.1
TOTAL	$112.9	$127.4

Sales to Stellantis / Fiat Chrysler Automobiles (FCA) in the current year quarter were flat compared to the prior year quarter.   The decrease in sales to General Motors Company in the current year quarter compared to the prior year quarter related primarily to lower vehicle production volumes on products we supply to their business.  Sales to the Ford Motor Company increased in the current year quarter compared to the prior year quarter due primarily to higher product content in particular for the new power tailgate program on the F-150 pickup trucks.  Sales to Tier 1 customers decreased in the current year quarter in comparison to the prior year quarter mainly due to lower sales volume on product ultimately used on General Motors and Ford vehicles.  Sales to Commercial and Other OEM Customers during the current year quarter were lower in comparison to the prior year quarter due to lower vehicle production volumes on the products we supply.  These customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products, such as latches, fobs, driver controls and door handles that we have developed in recent years to complement our historic core business of locks and keys.  The decreased sales to Hyundai / Kia in the current year quarter were principally due to lower levels of production on the Kia Carnival, formerly the Kia Sedona, and Hyundai Starex minivans for which we supply components.

Our Gross Profit margins declined to 13.2% in the current year quarter compared to 17.5% in the prior year quarter. The lower gross profit margin during the current year quarter was primarily a result of reduced customer vehicle production volumes, higher costs for both raw materials and purchased components and the mandatory minimum wage increase enacted by the Mexican Government effective January 1, 2021 that adversely impacted margins in our Mexican subsidiaries.

Engineering, Selling and Administrative expenses as a percent of net sales in the current year quarter were 10.0% compared to 8.1% in the prior year quarter. This increase in overall Selling, Engineering and Administrative expenses in the current year quarter compared to the prior year quarter was primarily attributed to the prior year quarter customer reimbursement of engineering development costs of $1,546,000, or 1.2% reduction as a percent of sales, previously mentioned above in this press release.

Included in Other Income (Expense), Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	December 26, 2021	December 27, 2020

Equity Earnings of VAST LLC Joint Venture	$615	$1,075
Net Foreign Currency Transaction (Loss)	(26)	(1,633)
Other	(69)	267
	$520	$(291)

The decrease in equity earnings of VAST LLC in the current year quarter compared to the prior year quarter primarily related to lower net sales and profitability in our VAST China operation which was also adversely impacted by the current global semiconductor chip shortage described above. VAST China’s profitability in the current quarter was partially offset with startup losses for their new plant in Jingzhou, China. We continue to believe VAST China’s added production capacity will eventually result in greater operating efficiencies and a broader geographic footprint in the China market going forward.  VAST LLC (including VAST China) is an important part of our global strategy and we anticipate that it will contribute to our overall long-term market and financial strength as it continues to grow.

Frank Krejci President and CEO commented: “The automotive industry continues to deal with production constraints due to supply issues. Our team has generated reasonable profit while dealing with spikes in material and logistic costs and lower industry volumes impacting fixed overhead cost absorption. The efficiency improvements we have put in place over the past eighteen months contributed to our ability to remain profitable. That bodes well for when the volumes increase.

Our balance sheet continues to strengthen. We have over $10 million more inventory than typical as a result of our strategy to be prepared for a return to normal vehicle production volumes later this calendar year. It should minimize overtime and avoid premium freight charges as the supply chain issues improve. We also eliminated future financial risk when we terminated our pension plan three years ago. The post termination audit by the PBGC was just completed with no adjustments. That risk has now been permanently eliminated.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reaction to same from foreign countries, the volume and scope of product returns or customer cost reimbursement actions, adverse business and operational issues resulting from semiconductor chip supply shortages and the coronavirus (COVID-19) pandemic and costs of operations (including fluctuations in the cost, and factors impacting the availability, of necessary raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020

Net Sales	$112,908	$127,360	$213,249	$253,594

Cost of Goods Sold	97,975	105,119	185,767	208,842

Gross Profit	14,933	22,241	27,482	44,752

Engineering, Selling & Administrative Expenses	11,301	10,302	23,422	21,616

Income from Operations	3,632	11,939	4,060	23,136

Interest Expense	(57)	(84)	(105)	(196)

Other Income (Expense), Net	520	(291)	399	274

Income Before Provision for Income Taxes and Non-Controlling Interest	4,095	11,564	4,354	23,214

Provision for Income Taxes	255	1,991	292	3,568

Net Income	3,840	9,573	4,062	19,646

Net Income Attributable to Non-Controlling Interest	(446)	(2,460)	(567)	(4,525)

Net Income Attributable to STRATTEC SECURITY CORPORATION	$3,394	$7,113	$3,495	$15,121

Earnings Per Share:
Basic	$0.88	$1.88	$0.91	$4.01
Diluted	$0.87	$1.85	$0.90	$3.96

Average Basic Shares Outstanding	3,866	3,786	3,848	3,775

Average Diluted Shares Outstanding	3,908	3,842	3,901	3,815

Other
Capital Expenditures	$2,573	$3,079	$5,362	$4,593
Depreciation	$4,911	$4,912	$9,968	$9,797

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	December 26, 2021	June 27, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,071	$14,465
Receivables, net	72,472	69,902
Inventories, net	73,243	70,860
Other current assets	18,129	19,677
Total Current Assets	177,915	174,904
Investment in Joint Ventures	27,394	27,224
Other Long Term Assets	11,719	12,034
Property, Plant and Equipment, Net	91,285	96,401
	$308,313	$310,563

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$31,635	$36,727
Other	35,202	40,845
Total Current Liabilities	66,837	77,572
Accrued Pension and Post Retirement Obligations	2,945	2,933
Borrowings Under Credit Facility	17,000	12,000
Other Long-term Liabilities	4,460	4,625
Shareholders’ Equity	338,810	334,058
Accumulated Other Comprehensive Loss	(17,391)	(16,797)
Less: Treasury Stock	(135,599)	(135,615)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	185,820	181,646
Non-Controlling Interest	31,251	31,787
Total Shareholders’ Equity	217,071	213,433
	$308,313	$310,563

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020

Cash Flows from Operating Activities:
Net Income	$3,840	$9,573	$4,062	$19,646
Adjustments to Reconcile Net Income to Cash Provided by Operating Activities:
Depreciation	4,911	4,912	9,968	9,797
Equity Earnings in Joint Ventures	(615)	1,075)	(364)	(1,900)
Loss on disposition of property, plant & equipment	85	1,203	93	1,426
Foreign Currency Transaction (Gain) Loss	(104)	1,913	(243)	2,312
Unrealized Loss (Gain) on Peso Forward Contracts	126	(145)	224	(480)
Deferred Income Taxes	-	-	-	-
Stock Based Compensation Expense	238	374	634	582
Change in Operating Assets/Liabilities	1,063	(7,119)	(14,596)	(14,562)
Other, net	121	120	240	235

Net Cash Provided by Operating Activities	9,665	9,756	18	17,056

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	(100)	-	(100)
Additions to Property, Plant and Equipment	(2,573)	(3,079)	(5,362)	(4,593)
Proceeds Received on Sale of Property, Plant and Equipment	-	-	-	3

Net Cash Used in Investing Activities	(2,573)	(3,179)	(5,362)	(4,690)

Cash Flows from Financing Activities:
Borrowings on Line of Credit Facility	1,000	-	8,000	-
Payments on Line of Credit Facility	(1,000)	(8,000)	(3,000)	(13,000)
Dividends Paid to Non-Controlling Interest of Subsidiary	-	-	(600)	(490)
Exercise of Stock Options and Employee Stock Purchases	20	21	639	40

Net Cash Provided by (Used) in Financing Activities	20	(7,979)	5,039	(13,450)

Effect of Foreign Currency Fluctuations on Cash	(65)	(149)	(89)	(258)

Net Increase (Decrease) in Cash & Cash Equivalents	7,047	(1,551)	(394)	(1,342)

Cash and Cash Equivalents:
Beginning of Period	7,024	11,983	14,465	11,774
End of Period	$14,071	$10,432	$14,071	$10,432